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                                                          EXHIBIT 99.1

                         AGREEMENT AND GENERAL RELEASE

         FC Banc Corp. ("FC") and its subsidiary, The Farmers Citizens Bank (the "Bank") (FC and the Bank hereinafter collectively referred to as the "Company") and G. Wildridge Holden ("Mr. Holden"), in exchange for and in consideration of the promises, representations, covenants, and agreements set forth herein, enter into this Agreement and General Release ("Agreement"), which consists of five
(5) consecutively numbered pages, as follows:

         1. The Company and Mr. Holden mutually wish and agree to compromise, resolve, and settle all possible disputes and claims pertaining to or arising from Mr. Holden's employment and discontinuation of employment effective February 19, 2002 with the Company as an employee, officer, or as a member of the boards of directors.

         2. Mr. Holden hereby does unconditionally release, acquit, and forever discharge any right or claim, known or unknown, that Mr. Holden may have in connection with Mr. Holden's employment with the Company, under any federal, state, local law or judicial or administrative action of any kind, including, but not limited to, any claim for breach of contract, including but not limited to, his Employment Agreement dated March 31, 1998, Amended and Restated Salary Continuation Agreement dated July 10, 2001, Split Dollar Agreement dated February 20, 1997, and Split Dollar Agreement dated July 10, 2001, each as may have been amended from time to time, wrongful discharge, infliction of emotional distress, defamation, or violation of civil rights, including in the latter respect, but not limited to, any right or claim arising under the Federal Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, attorneys' fees and costs against the Company, or its successors, assigns, agents, board members, officers, employees, and representatives, and all persons acting by, through, under, or in concert with any of them (collectively "Releasees"), on or at any time prior to the date Mr. Holden executes this Agreement. The releases set forth herein do not extend to rights or claims that may arise from events occurring after execution of this Agreement, including, but not limited to claims for the enforcement of this Agreement, or to Mr. Holden's right to exercise Mr. Holden's rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 to continued insurance, if applicable.

         3. Mr. Holden acknowledges and agrees that the release set forth herein is a general release and that the release includes a release of all claims against the Releasees. Mr. Holden expressly waives all claims for damages which exist as of this date, but of which Mr. Holden does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known would materially affect Mr. Holden's decision to enter into this Agreement. Mr. Holden further agrees that Mr. Holden accepts the payment of the sum specified in paragraph 5 as a complete compromise of matters involving disputed issues of law and fact and Mr. Holden has assumed the risk that the facts and law may be other than Mr. Holden believes.

         4. Mr. Holden represents and agrees that Mr. Holden has not filed any complaints or charges against any of the Releasees with any federal, state, or local agency or court.

         5. In consideration for Mr. Holden's signing this Agreement and agreeing to the commitments herein, the Company agrees to:

         (a) Pay Mr. Holden $232,041.34, which represents the amount of compensation which would have remained to be paid under the current term of his Employment Agreement if Mr. Holden had not been terminated, which then current term would have expired on March 31, 2004, plus an additional amount of $47,500.00, in severance pay, with such payment being subject to all applicable legal deductions on the date of payment, and paid within five (5) business days of the expiration of the revocation period set forth herein;

         (b) Pay Mr. Holden $11,056.80, which represents Mr. Holden's 2001 bonus, with such payment being subject to all applicable legal deductions on the date of payment, and paid within five (5) business days of the expiration of the revocation period set forth herein;
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         (c) Continue for ninety (90) days from February 19, 2002 (that is, until May 20, 2002), Mr. Holden's employee benefits, specifically:

                 1.   His health insurance benefits;
                 2. His YMCA dues (which the parties agree are due and payable in the amount of $80.00 on April 1, 2002);
                 3.   His long term disability insurance; and
                 4. His golf club membership (it being understood and agreed that the Company will not seek a refund of membership dues previously paid).

         (d) Subject to the provisions of paragraph 6, pay to Mr. Holden an Early Termination Annual Benefit equal to $47,131.00 per year for the fifteen
(15) year period beginning on December 31, 2011 and ending on November 30, 2026 (the "Benefit Period"), with each such Ear1y Termination Annual Benefit being payable in twelve (12) equal installments on the last day of each calendar month falling within the Benefit Period (so that the first of such installment payments is due and payable on December 31, 2011, and the last of such installment payments is due and payable on November 30, 2026), and being subject to all applicable legal deductions on the date of payment.

         These payments shall not be eligible for any of the Company's retirement savings plans.

         6. (a) If a Change of Control (as defined below) occurs at any time during the Benefit Period, and if at the time of the Change of Control Mr. Holden is receiving benefits pursuant to paragraph 5(d), the Bank shall pay the remaining salary continuation benefits to Mr. Holden in a lump sum within three
(3) days after the Change in Control. The lump sum payment due to Mr. Holden as a result of a Change in Contro1 shall be an amount equal to $185,159.00 (the "Accrual Balance") after (i) deduction of any benefits already paid pursuant to paragraph 5(d) and (ii) addition of simple interest at the rate of 8.0% per annum on the amount of the Accrual Balance not yet paid for the period from February 19, 2002 to the date of payment of the lump sum amount, and shall be subject to all applicable legal deductions on the date of payment. If payment of the remaining Accrual Balance is paid in a single lump sum pursuant to this paragraph 6(a), the Bank shall have no further obligation under paragraph 5(d) of the Agreement.

         (b) Mr. Holden may petition the Board of Directors of the Bank to have the Accrual Balance amount paid to Mr. Holden in a single lump sum after (i) deduction of any benefits already paid pursuant to paragraph 5(d) and (ii) addition of simple interest at the rate of 8.0% per annum on the accrual balance not yet paid for the period from February 19, 2002 until the date of payment of the lump sum amount. The Board of Directors of the Bank shall have sole and absolute discretion about whether to pay the remaining Accrual Balance in a lump sum. If payment of the remaining Accrual Balance, which shall be subject to all applicable legal deductions on the date of payment, is paid in a single lump sum pursuant to this paragraph 6(b), the Bank shall have no further obligation under paragraph 5(d) of the Agreement.

         (c) In the event that Mr. Holden dies, the Company's obligation to pay any benefits pursuant to paragraph 5(d) or this paragraph 6, or any payments in lieu thereof, shall cease; except that if Mr. Holden shall die after the occurrence of a Change in Control which triggers the lump sum payment obligation provided for in paragraph 6(a) but before such lump sum payment has been made, the Company agrees that it shall make such lump sum payment to Mr. Holden's heirs, beneficiaries or estate.

         (d) As used herein, the term "Change of Control" means that any one of the following events occurs:

                 1. Merger: FC merges into or consolidates with another corporation, or merges another corporation into FC, and as a result less than 65% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of FC immediately before the merger or consolidation;

                 2. Acquisition of Significant Share Ownership: a report on
         Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 15% or more of a class of
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         FC's voting securities, but this clause 2 shall not apply to beneficial ownership of FC voting shares held in a fiduciary capacity by an entity of which FC directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

                 3. Change in Board Composition: during any period of two consecutive years, individuals who constitute FC's Board of Directors at the beginning of the two year period cease for any reason to constitute at least a majority of FC's Board of Directors; provided, however, that for purposes of this clause 3 each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3rds) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

                 4. Sale of Assets: FC sells to a third party all or substantially all of FC's assets.

         (e) The Company shall not pay any benefit under paragraph 5 (or this paragraph 6) if Mr. Holden has made any material misstatement of fact on any application for life insurance purchased on his life by the Company.

         7. Mr. Holden shall purchase from the Company the palm pilot provided to Mr. Holden by the Company prior to his termination, for a purchase price of $100.00. The Company and Mr. Holden agree and understand that the Company will deduct the purchase price of $100.00 from the payment made under paragraph 5(a).

         8. Mr. Holden agrees and acknowledges that he has declined to purchase any of the life insurance held on his 1ife by the Company, that the Company is the sole owner and beneficiary of all such life insurance, and that the Company may, in its discretion, exercise all the rights of ownership with respect to such life insurance policies, including without limitation terminating any or all of such policies or continuing to insure Mr. Holden's life thereunder and collecting all proceeds as beneficiary thereof upon the event of Mr. Holden's death.

         9. If the Superintendent of the Ohio Division of Financial Institutions appoints the Federal Deposit Insurance Corporation as receiver for the Bank under Ohio Revised Code Section 1125.20 (or any successor provision thereto), or if the Bank is prohibited by regulatory order or under applicable law from paying any benefits hereunder, then the obligations of the Company under this Agreement shall terminate as of the date of the Bank's declared insolvency, the date of the regulatory order, or the date on which the prohibiting law becomes applicable to the Bank, as the case may be.

         10. The Company and Mr. Holden agree and acknowledge that Mr. Holden shall have the right to exercise any vested stock options for the purchase of FC common stock in accordance with the terms and conditions of FC's 1997 Stock Option and Incentive Plan.

         11. Mr. Holden agrees and acknowledges that Principal Financial Group shares received by the Company in connection with the demutualization of Principal Financial Group are not an asset of the Company's 401(k) retirement savings plan.

         12. Mr. Holden shall keep the terms and facts of this Agreement completely confidential. Mr. Holden acknowledges that he has not disclosed, and shall not hereafter disclose, any information concerning this Agreement to anyone. It is understood that this Agreement shall be subject to exceptions for, and hence not apply to Mr. Holden revealing the terms of this Agreement to Mr. Holden's attorney, financial advisor, or immediate family on the condition of confidentiality or as otherwise required by law or court order.

         13. Mr. Holden represents and agrees that he has been afforded a reasonable amount of time to review this Agreement, to understand its contents, to voluntarily enter into this Agreement and to be bound by its specific, stated obligations and has been advised to consult with, and has consulted with, an attorney prior to executing this Agreement.

         14. Mr. Holden agrees and acknowledges that (a) he will not apply in the future for employment with the Company and/or the Releasees; (b) should he seek or apply for any future employment
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with the Company, then in such event the Company and the Releasees shall not incur liability of any kind or nature by virtue of its/their refusal to consider his request for employment; and (c) any such application will constitute a breach of this Agreement.

         15. Mr. Holden represents and warrants that as a result of Mr. Holden's employment with the Company that he has had access to, and became familiar with, the Company's trade secrets and proprietary information that the Company maintains as confidential ("Confidential Information"), which includes such information as, but is not limited to, employee information, client lists, product information, pricing information, or any other trade secret as defined in O.R.C. Section 1333.61, and agrees not to use or disclose that Confidential Information for the benefit of himself or anyone else as defined by or in violation of O.R.C. Sections 1333.61 through 1333.69. Mr. Holden further represents and warrants that he has returned all such Confidential Information and has not made, allowed to be made, caused to be made or maintained any copies in any media (i.e., documents, computer disks or tapes, or any other storage medium) of any Confidential Information. Mr. Holden further represents and warrants that he has returned any and all other property provided to Mr. Holden by the Company.

         16. The preceding paragraphs provide Mr. Holden due consideration for the promises that Mr. Holden is being asked to enter into in this Agreement. Mr. Holden's signature at the conclusion of this document signifies his complete agreement with the promises and with the sufficiency of this consideration for Mr. Holden's and the Company's mutual obligations contained in this document.

         17. Mr. Holden understands that this Agreement shall not in any way be construed as an admission by the Company or any other Releasee of any wrongdoing whatsoever against Mr. Holden and the Company specifically disclaims any liability for any wrongdoing against Mr. Holden, and denies any such wrongdoing, on the part of itself or any of the other Releasees.

         18. This Agreement shall be binding upon the Company and Mr. Holden's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

         19. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the United States and the State of Ohio. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

         20. Should any provision of this Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shaI1 be deemed not to be a part of this Agreement.

         21. This Agreement sets forth the entire agreement between the Company and Mr. Holden, and fully supersedes any and all prior agreements or understandings whether written or oral between such parties pertaining to the subject matter hereof, and all such prior agreements (including without limitation, the Employment Agreement, Amended and Restated Salary Continuation Agreement and Split Dollar Agreements referenced in paragraph 2) are null, void and of no further effect by this Agreement.

         22. Mr. Holden (a) shall have a period of twenty-one (21) days from the date of delivery of this Agreement to accept this Agreement, and (b) shall have seven (7) days following his execution of this Agreement during which he may revoke the Agreement by providing the Company written notice of his revocation. Any such acceptance or revocation must be addressed to Robert D. Hord, Chairman, FC Banc Corp., Farmers Citizens Bank Building, 123 North Sandusky Avenue, P.O. Box 567, Bucyrus, Ohio 44820 and received by 5:00 p.m. Eastern Daylight Time within the applicable time period. The twenty-one (21) day period is waivable by Mr. Holden, the seven (7) day period is not waivable. If this Agreement is not revoked by Mr. Holden during said seven (7) day period, it shall be deemed accepted. The Agreement shall not be effective or enforceable until the revocation period has expired.

Agreement hand-delivered to Mr. Holden in care of his legal counsel, Samuel L. Lillard, Esq., 425 Metro Place North, Suite 420, Dublin, Ohio 43017, on April
29, 2002.
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G. WILDRIDGE HOLDEN                             /s/ Samuel L. Lillard    4/29/02
                                                --------------------------------
/s/ G. Wildridge Holden             4/29/02     Witness
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FC BANC CORP

By:  /s/ Robert D. Hord              5/7/02
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      Robert D. Hord                   Date
      Chairman of the Board


THE FARMERS CITIZEN BANK

By:  /s/ Robert D. Hord              5/7/02
  -----------------------------------------
      Robert D. Hord                   Date
      Chairman of the Board